Exhibit 99.1

MSCI Inc. Reports First Quarter 2013 Financial Results

NEW YORK--(BUSINESS WIRE)--May 1, 2013--MSCI Inc. (NYSE: MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the first quarter ended March 31, 2013.

(Note: Percentage changes are referenced to the comparable period in 2012, unless otherwise noted.)

  Operating revenues increased 10.0% to $251.9 million in first quarter 2013 and 5.8% on an organic basis.1
  Net income increased 34.1% to $58.9 million in first quarter 2013.
  Adjusted EBITDA2 grew by 8.0% to $110.1 million in first quarter 2013 and first quarter 2013 Adjusted EBITDA margin decreased to 43.7% from 44.5%.
  Diluted EPS for first quarter 2013 rose 37.1% to $0.48 and first quarter 2013 Adjusted EPS3 rose 29.5% to $0.57.
  MSCI’s run rate grew by 6.9% to $982.3 million in first quarter 2013, including organic subscription growth of 3.3%.1

“MSCI reported 10% revenue growth in first quarter 2013, driven by a 7% increase in organic subscription revenue and aided by contributions from IPD and InvestorForce. Our Adjusted EBITDA grew by 8% and our decisions in 2012 to repay and refinance our debt and repurchase our shares helped lift Adjusted EPS by 30%,” Henry A. Fernandez, Chairman and CEO, said.

“MSCI is focused on innovation as a means of driving growth and I am excited by the breadth of new products that we are launching across our business. We are also focused on deepening the links between our product lines and mobilizing our product development and sales efforts to deliver the full value of MSCI’s unique data, analytics and research to our worldwide client base,” added Mr. Fernandez.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from
	March 31,	March 31,	March 31,
In thousands, except per share data	2013	2012	2012
Operating revenues	$251,909	$229,052	10.0%
Operating expenses	$161,382	$148,073	9.0%
Net income	$58,937	$43,966	34.1%
% Margin	23.4%	19.2%
Diluted EPS	$0.48	$0.35	37.1%

Adjusted EPS[3]	$0.57	$0.44	29.5%
Adjusted EBITDA[2]	$110,093	$101,907	8.0%
% Margin	43.7%	44.5%

[1] For the purposes of calculating organic revenue growth, comparisons exclude revenues from the acquisitions of IPD and InvestorForce. For the purposes of calculating organic run rate growth, comparisons exclude the run rate from the acquisitions of IPD and InvestorForce as well as the run rate of the CFRA product line which was sold.

[2] Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation and restructuring costs. See Table 10 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[3] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs and debt repayment and refinancing expenses. See Table 11 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

Summary of Results for First Quarter 2013 compared to First Quarter 2012

Operating Revenues – See Table 4

Total operating revenues for the three months ended March 31, 2013 (“first quarter 2013”) increased $22.9 million, or 10.0%, to $251.9 million compared to $229.1 million for the three months ended March 31, 2012 (“first quarter 2012”). For the purposes of analyzing revenue trends, organic growth comparisons exclude the impact of the acquisitions of IPD Group Limited (“IPD”) and Investor Force Holdings, Inc. (“InvestorForce”), acquired on November 30, 2012 and January 29, 2013, respectively. On an organic basis, operating revenues grew by 5.8%.

Total first quarter 2013 recurring subscription revenues rose $22.0 million, or 11.8%, to $208.6 million and 6.9% on an organic basis. Asset-based fees increased $1.9 million, or 5.5%, to $36.5 million and non-recurring revenues fell $1.0 million to $6.8 million.

Performance and Risk segment revenues rose $21.4 million to $219.5 million, an increase of 10.8% and 6.0% on an organic basis. The increase was primarily driven by increases in index and environmental, social and governance (“ESG”) products.

  Index and ESG products: Index and ESG products revenues increased $15.2 million, or 14.3%, to $121.4 million. Subscription revenues grew by $13.2 million, or 18.5%, to $84.9 million, driven by growth in revenues of index benchmark products and the acquisition of IPD. On an organic basis, index and ESG subscription revenue growth was 7.4%.

  IPD contributed $8.0 million of revenues to first quarter 2013 index and ESG subscription revenues. IPD recognizes revenue based on the delivery of its products to clients. While the first quarter is expected to be the lowest quarter for revenues, the second quarter is expected to be the highest, reflecting when a substantial portion of its annual report product is delivered to clients.

  Revenues attributable to equity index asset-based fees rose $1.9 million, or 5.5%, to $36.5 million, largely as a result of higher assets under management in both ETFs and passive funds. Included in first quarter 2013 were revenues of $2.5 million related to the 22 Vanguard ETFs that have switched or will switch away from MSCI indices in 2013 (“the Vanguard ETFs”). The average assets under management (“AUM”) in ETFs linked to MSCI indices increased 8.2% to $369.0 billion from $341.0 billion in first quarter 2012.
  Risk management analytics: Revenues related to risk management analytics products increased $3.2 million, or 5.0%, to $67.3 million. On an organic basis, revenues grew by 2.6%. The increase in organic risk management analytics revenues was driven primarily by higher revenues from our BarraOne and RiskManager products.
  Portfolio management analytics: Revenues related to portfolio management analytics products declined $1.4 million, or 4.9%, to $27.6 million as a result of lower sales of equity analytics products.
  Energy and commodity analytics: Revenues from energy and commodity analytics products were $3.1 million, up $4.4 million from first quarter 2012. First quarter 2012 revenues were negatively impacted by a $5.2 million correction resulting from an error in our revenue recognition for this product category. Excluding the impact of the correction, energy and commodity analytics revenues would have declined $0.8 million.

Governance segment revenues rose $1.5 million, or 4.8%, to $32.4 million in first quarter 2013, driven by higher revenues from advisory compensation data and analytics products and higher revenues from proxy research and distribution services. Non-recurring governance revenues declined by $0.3 million to $3.5 million.

Operating Expenses – See Table 5

Total operating expenses rose $13.3 million, or 9.0%, to $161.4 million, substantially driven by higher costs from recent acquisitions.

  Compensation costs: Total compensation costs rose $14.2 million, or 15.3%, to $106.8 million in first quarter 2013. Excluding non-recurring stock-based compensation expense, total compensation costs rose $14.8 million, or 16.0%. Compensation costs were impacted by the additions of IPD and InvestorForce and to a lesser extent an overall increase in compensation and benefits expense.
  Non-compensation costs excluding depreciation and amortization and restructuring costs were essentially flat at $35.0 million in first quarter 2013. Higher non-compensation costs associated with IPD and InvestorForce were offset by lower expenses across many areas including professional fees, technology, market data and other expenses.
  Depreciation and amortization: Amortization of intangibles expense totaled $14.5 million compared to $16.0 million in first quarter 2012, a decline of 9.2%, primarily due to certain intangibles becoming fully amortized since the prior period, partially offset by additional amortization related to the IPD and InvestorForce acquisitions. Depreciation and amortization of property, plant and equipment rose $0.7 million, or 15.0%, to $5.1 million.

Other Expense (Income), Net

Other expense (income), net for first quarter 2013 was $7.0 million, a decline of $5.8 million from first quarter 2012. Interest expense fell by $5.3 million to $7.0 million as a result of lower levels of indebtedness and lower interest rates following our second quarter 2012 refinancing. A modest gain from the sale of CFRA was offset by the impact of foreign currency translation expense.

Provision for Income Taxes

Income tax expense was $24.6 million in first quarter 2013, up 1.4% from first quarter 2012. First quarter 2013 income tax expense benefited from discrete items of $3.8 million primarily related to a reduction in state taxes and the reinstatement of the 2012 research and development credit. The effective tax rate was 29.5% in first quarter 2013, down from 35.6% in first quarter 2012.

Net Income and Earnings per Share – See Table 11

Net income rose $15.0 million, or 34.1%, to $58.9 million for first quarter 2013. The net income margin increased to 23.4% from 19.2% as a result of the higher operating profit margin, lower interest costs and a lower effective tax rate. Diluted EPS rose by $0.13, or 37.1%, to $0.48, driven by higher net income and a 1.1% decline in the number of diluted shares.

Adjusted net income, which excludes the after-tax impact of amortization of intangibles, non-recurring stock-based compensation expense and restructuring costs, rose $14.6 million, or 26.6%, to $69.2 million. Adjusted EPS, which excludes the after-tax, per share impact of amortization of intangibles, non-recurring stock-based compensation expense and restructuring costs totaling $0.09, rose $0.13, or 29.5%, to $0.57.

See Table 11 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 10

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation and restructuring costs, was $110.1 million, up $8.2 million, or 8.0%, from first quarter 2012. The Adjusted EBITDA margin declined to 43.7% from 44.5%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $7.8 million, or 8.3%, to $102.0 million in first quarter 2013. The Adjusted EBITDA margin for this segment fell to 46.5% from 47.5%. Adjusted EBITDA for the Governance segment increased $0.4 million, or 5.4%, to $8.1 million and the Adjusted EBITDA margin for this segment remained flat at 25.1%.

See Table 10 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 7, 8, 9

Total run rate grew by $63.1 million, or 6.9%, to $982.3 million as of March 31, 2013 compared to March 31, 2012. For the purposes of analyzing changes in run rate, organic growth comparisons exclude the impact of the acquisitions of IPD and InvestorForce as well as the disposition of CFRA, which was sold on March 31, 2013. On an organic basis, total subscription run rate grew by 3.3%. Changes in foreign currency rates negatively impacted run rate by $7.5 million relative to first quarter 2012 and by $6.2 million relative to fourth quarter 2012.

Performance and Risk segment run rate grew by $65.9 million, or 8.2%, to $872.1 million. On an organic basis, Performance and Risk run rate grew by 2.1%.

  Index and ESG products: Index and ESG subscription run rate grew by $65.7 million, or 23.6%, to $344.3 million. On an organic basis, run rate grew by 9.5%, driven by growth in equity index benchmark products and ESG products.

  Run rate attributable to asset-based fees declined by $2.8 million, or 2.0%, to $134.2 million. The decline was primarily driven by the impact of the Vanguard ETFs, partially offset by higher overall levels of AUM in ETFs linked to MSCI indices. Excluding the run rate attributable to the Vanguard ETFs at March 31, 2012, asset-based fee run rate grew by $19.9 million, or 17.4%.

  As of March 31, 2013, AUM in ETFs linked to MSCI indices were $357.3 billion, up $2.6 billion, or 0.7%, from March 31, 2012 and down $45.0 billion, or 11.2%, from December 31, 2012. Excluding the Vanguard ETFs, AUM in MSCI-linked ETFs was $285.4 billion, up $52.4 billion, or 22.5%, from March 31, 2012 and up $21.6 billion, or 8.2%, from December 31, 2012.

  During first quarter 2013, MSCI-linked ETFs attracted a total of $21.8 billion of net inflows, including $13.8 billion in those ETFs that are expected to continue to be linked to MSCI indices, and benefited from $16.0 billion of positive market performance, offset by the loss of $82.8 billion in AUM associated with those Vanguard ETFs that transitioned away from MSCI indices during the quarter. For the past twelve months, total inflows to MSCI-linked ETFs were $63.2 billion, of which $22.8 billion were into the Vanguard ETFs and $40.4 billion into all other ETFs, offset by the loss of $82.8 billion in AUM discussed above. As of March 31, 2013, $71.9 billion of AUM in 13 Vanguard ETFs remained to be transitioned.
  Risk management analytics: Run rate related to risk management analytics products increased $16.6 million, or 6.4%, to $274.5 million. On an organic basis, risk management analytics run rate grew by 2.7%. MSCI continued to benefit from strong growth in run rate associated with its HedgePlatform products and from growth in its BarraOne and RiskManager risk management and reporting systems.
  Portfolio management analytics: Run rate related to portfolio management analytics products declined $11.7 million, or 9.9%, to $106.1 million. Year-over-year run rate was negatively impacted by product swaps totaling $3.3 million and by changes in foreign currency rates which lowered run rate by an additional $2.3 million. The impact of product swaps and foreign currency changes reduced first quarter 2013 run rate sequentially by $1.8 million.
  Energy and commodity analytics: Run rate from energy and commodity analytics products declined to $13.0 million, down $1.9 million, or 12.7%, from first quarter 2012. The decline was driven, in part, by weakness in demand for natural gas option pricing models.

Governance run rate declined by $2.9 million, or 2.5%, to $110.2 million. On an organic basis, which excludes CFRA in both periods, run rate grew by 5.3%, reflecting strong growth in the revenues from our advisory compensation data and analytics products, as well as gains in our proxy research and voting products.

Acquisition of Investor Force Holdings, Inc.

On January 29, 2013, MSCI completed the previously announced acquisition of InvestorForce for a purchase price of approximately $23.5 million, funded through existing cash. InvestorForce is a leading provider of performance reporting solutions to the institutional investment community in the United States, providing investment consultants with an integrated solution for daily monitoring, analysis and reporting on institutional assets. The acquisition is not expected to have a material impact on MSCI’s results of operations in fiscal year 2013.

Sale of CFRA

On March 31, 2013, MSCI completed the previously announced sale of its CFRA product line, a leading provider of forensic accounting research, to a private investor for an undisclosed purchase price. The sale is not expected to have a material impact on MSCI’s results of operations.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review first quarter 2013 results on Wednesday, May 1, 2013 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through May 3, 2013. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 36281274) within the United States. International callers dial 1-404-537-3406 (passcode: 36281274).

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company's flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of September 30, 2012, as published by eVestment, Lipper and Bloomberg in December 2012

For further information on MSCI, please visit our web site at www.msci.com

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue", or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) on March 1, 2013, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, restructuring costs and the accelerated amortization or write off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjustments related to the restructuring costs and debt repayment and refinancing expenses are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
In thousands, except per share data	2013	2012	2012

Operating revenues	$251,909	$229,052	$247,080

Operating expenses
Cost of services	80,185	72,291	74,191
Selling, general and administrative	61,631	55,436	57,172
Restructuring costs	-	(29)	-
Amortization of intangible assets	14,486	15,959	15,421
Depreciation and amortization of property,
equipment and leasehold improvements	5,080	4,416	4,989
Total operating expenses	$161,382	$148,073	$151,773

Operating income	$90,527	$80,979	$95,307
Operating margin	35.9%	35.4%	38.6%

Interest income	(268)	(223)	(242)
Interest expense	7,020	12,355	7,178
Other expense (income)	224	608	56
Other expenses (income), net	$6,976	$12,740	$6,992

Income before taxes	83,551	68,239	88,315

Provision for income taxes	24,614	24,273	33,863
Net income	$58,937	$43,966	$54,452
Net income margin	23.4%	19.2%	22.0%

Earnings per basic common share	$0.49	$0.36	$0.44
Earnings per diluted common share	$0.48	$0.35	$0.44

Weighted average shares outstanding used in computing earnings per share

Basic	120,746	121,754	122,082
Diluted	121,702	123,113	122,995

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	March 31,	December 31,
In thousands	2013	2012
Cash and cash equivalents	$263,029	$183,309
Short-term investments	-	70,898
Trade receivables, net of allowances	166,915	153,557

Deferred revenue	$350,470	$308,022
Current maturities of long-term debt	43,106	43,093
Long-term debt, net of current maturities	785,856	811,623

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2013	2012	2012	2012	2012
Index and ESG products
Subscriptions	$84,888	$71,639	$79,268	18.5%	7.1%
Asset-based fees	36,515	34,609	38,138	5.5%	(4.3%)
Index and ESG products total	121,403	106,248	117,406	14.3%	3.4%
Risk management analytics	67,274	64,077	66,654	5.0%	0.9%
Portfolio management analytics	27,646	29,063	28,606	(4.9%)	(3.4%)
Energy and commodity analytics
Recurring Energy and commodity analytics	3,146	3,904	3,270	(19.4%)	(3.8%)
Correction[1]	-	(5,203)	-	n/m	n/m
Energy and commodity analytics	3,146	(1,299)	3,270	n/m	(3.8%)

Total Performance and Risk revenues	$219,469	$198,089	$215,936	10.8%	1.6%

Total Governance revenues	32,440	30,963	31,144	4.8%	4.2%

Total operating revenues	$251,909	$229,052	$247,080	10.0%	2.0%

Recurring subscriptions	$208,625	$186,636	$202,001	11.8%	3.3%
Asset-based fees	36,515	34,609	38,138	5.5%	(4.3%)
Non-recurring revenue	6,769	7,807	6,941	(13.3%)	(2.5%)
Total operating revenues	$251,909	$229,052	$247,080	10.0%	2.0%

[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.
n/m = not meaningful

Table 5: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2013	2012	2012	2012	2012
Cost of services
Compensation	$61,149	$53,549	$55,982	14.2%	9.2%
Non-recurring stock based compensation	-	268	255	(100.0%)	(100.0%)
Total compensation	$61,149	$53,817	$56,237	13.6%	8.7%
Non-compensation	19,036	18,474	17,735	3.0%	7.3%
Lease exit charge[1]	-	-	219	n/m	(100.0%)
Total non-compensation	19,036	18,474	17,954	3.0%	6.0%
Total cost of services	$80,185	$72,291	$74,191	10.9%	8.1%

Selling, general and administrative
Compensation	$45,656	$38,492	$37,475	18.6%	21.8%
Non-recurring stock based compensation	-	314	126	(100.0%)	(100.0%)
Total compensation	$45,656	$38,806	$37,601	17.7%	21.4%
Non-compensation	15,975	16,630	19,321	(3.9%)	(17.3%)
Lease exit charge[1]	-	-	250	n/m	(100.0%)
Total non-compensation	15,975	16,630	19,571	(3.9%)	(18.4%)
Total selling, general and administrative	$61,631	$55,436	$57,172	11.2%	7.8%

Restructuring costs	-	(29)	-	(100.0%)	n/m
Amortization of intangible assets	14,486	15,959	15,421	(9.2%)	(6.1%)
Depreciation and amortization of property,
equipment and leasehold improvements	5,080	4,416	4,989	15.0%	1.8%
Total operating expenses	$161,382	$148,073	$151,773	9.0%	6.3%

Compensation	$106,805	$92,041	$93,457	16.0%	14.3%
Non-recurring stock-based compensation	-	582	381	(100.0%)	(100.0%)
Non-compensation expenses	35,011	35,104	37,056	(0.3%)	(5.5%)
Lease exit charge[1]	-	-	469	n/m	(100.0%)
Restructuring costs	-	(29)	-	(100.0%)	n/m
Amortization of intangible assets	14,486	15,959	15,421	(9.2%)	(6.1%)
Depreciation and amortization of property,
equipment and leasehold improvements	5,080	4,416	4,989	15.0%	1.8%
Total operating expenses	$161,382	$148,073	$151,773	9.0%	6.3%

[1]Fourth quarter 2012 included a charge of $0.5 million associated with an occupancy lease exit resulting from the consolidation of our New York offices.
n/m = not meaningful

Table 6: Summary Quarterly Segment Information (unaudited)

	Three Months Ended			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
In thousands	2013	2012	2012	2012	2012
Revenues:
Performance and Risk	$219,469	$198,089	$215,936	10.8%	1.6%
Governance	32,440	30,963	31,144	4.8%	4.2%
Total Operating revenues	$251,909	$229,052	$247,080	10.0%	2.0%

Operating Income:
Performance and Risk	86,699	77,475	90,620	11.9%	(4.3%)
Margin	39.5%	39.1%	42.0%
Governance	3,828	3,504	4,687	9.2%	(18.3%)
Margin	11.8%	11.3%	15.0%
Total Operating Income	$90,527	$80,979	$95,307	11.8%	(5.0%)
Margin	35.9%	35.4%	38.6%

Adjusted EBITDA:
Performance and Risk	101,954	94,182	107,502	8.3%	(5.2%)
Margin	46.5%	47.5%	49.8%
Governance	8,139	7,725	9,065	5.4%	(10.2%)
Margin	25.1%	24.9%	29.1%
Total Adjusted EBITDA	$110,093	$101,907	$116,567	8.0%	(5.6%)
Margin	43.7%	44.5%	47.2%

Table 7: Key Operating Metrics[1] (unaudited)

	As of			% Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
Dollars in thousands	2013	2012	2012	2012	2012

Run Rates[1]
Index and ESG products
Subscription	$344,267	$278,541	$338,006	23.6%	1.9%
Asset-based fees[2]	134,186	136,962	127,072	(2.0%)	5.6%
Index and ESG products total	478,453	415,503	465,078	15.2%	2.9%
Risk management analytics	274,524	257,973	262,108	6.4%	4.7%
Portfolio management analytics	106,091	117,751	109,836	(9.9%)	(3.4%)
Energy and commodity analytics	13,030	14,926	13,128	(12.7%)	(0.7%)
Total Performance and Risk	872,098	806,153	850,150	8.2%	2.6%

Governance	110,174	113,054	117,261	(2.5%)	(6.0%)
Total Run Rate	$982,272	$919,207	$967,411	6.9%	1.5%

Subscription total	$848,086	$782,245	$840,339	8.4%	0.9%
Asset-based fees total[2]	134,186	136,962	127,072	(2.0%)	5.6%
Total Run Rate	$982,272	$919,207	$967,411	6.9%	1.5%

New Recurring Subscription Sales	$30,928	$33,506	$29,742	(7.7%)	4.0%
Subscription Cancellations	(16,691)	(13,498)	(28,725)	23.7%	(41.9%)
Net New Recurring Subscription Sales	$14,237	$20,008	$1,017	(28.8%)	1,299.9%
Non-recurring sales	$8,935	$9,338	$7,443	(4.3%)	20.0%

Employees	2,844	2,465	2,759	15.4%	3.1%
% Employees by location
Developed Market Centers	59%	60%	59%
Emerging Market Centers	41%	40%	41%

[1] The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and we have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date. The Run Rate for IPD Group Limited was approximated using the trailing 12 months of revenues primarily adjusted for estimates for non-recurring sales, new sales and cancellations.
[2] The asset-based fee Run Rate as of December 2012 and March 2013 excludes all Run Rate associated with the 22 Vanguard ETFs which have been switched or will be switched in 2013 from MSCI indices.

Table 8: ETF Assets Linked to MSCI Indices[1] (unaudited)

	Three Months Ended 2012				Year Ended	Three Months Ended
In Billions	March	June	September	December	December 2012	March 2013

Beginning Period AUM in ETFs linked to MSCI Indices	$301.6	$354.7	$327.4	$363.7	$301.6	$402.3
Cash Inflow/Outflow[2]	15.2	0.3	15.2	25.9	56.6	(61.0)
Appreciation/Depreciation	37.9	(27.6)	21.1	12.7	44.1	16.0
Period End AUM in ETFs linked to MSCI Indices	$354.7	$327.4	$363.7	$402.3	$402.3	$357.3
Period Average AUM in ETFs linked to MSCI Indices	$341.0	$331.6	$344.7	$376.6	$349.1	$369.0
[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI
[2] Cash Inflow/Outflow for the first quarter of 2013 includes the migration of $82.8 billion of AUM in 9 Vanguard ETFs that transitioned to other indices during the quarter.

Table 9: Supplemental Operating Metrics (unaudited)

Sales & Cancellations
	Three Months Ended 2012				Year Ended	Three Months Ended
In thousands	March	June	September	December	December 2012	March 2013
New Recurring Subscription Sales	$33,506	$28,453	$27,164	$29,742	$118,865	$30,928
Subscription Cancellations	(13,498)	(17,229)	(19,134)	(28,725)	(78,586)	(16,691)
Net New Recurring Subscription Sales	$20,008	$11,224	$8,030	$1,017	$40,279	$14,237

Non-recurring sales	9,338	5,099	3,878	7,443	25,758	8,935
Total Sales	$42,844	$33,552	$31,042	$37,185	$144,623	$39,863

Aggregate & Core Retention Rates
	Three Months Ended 2012				Year Ended	Three Months Ended
	March	June	September	December	December 2012	March 2013
Aggregate Retention Rate [1]
Index and ESG products	94.5%	94.9%	94.0%	90.4%	93.4%	95.0%
Risk management analytics	93.9%	90.0%	88.5%	84.4%	89.0%	93.5%
Portfolio management analytics	91.9%	84.2%	84.9%	78.0%	84.7%	81.7%
Energy & commodity analytics	90.2%	85.5%	76.6%	60.4%	78.1%	90.1%

Total Performance and Risk	93.7%	90.9%	89.8%	85.2%	89.8%	92.4%

Total Governance	88.7%	92.1%	91.1%	83.6%	88.9%	90.0%
Total Aggregate Retention Rate	93.0%	91.0%	90.0%	84.9%	89.7%	92.1%

Core Retention Rate [1]
Index and ESG products	94.6%	95.0%	94.0%	90.5%	93.5%	95.0%
Risk management analytics	94.0%	92.0%	89.3%	84.4%	89.8%	93.9%
Portfolio management analytics	92.2%	87.0%	86.5%	83.6%	87.3%	82.8%
Energy & commodity analytics	90.7%	85.5%	77.1%	60.4%	78.4%	90.1%

Total Performance and Risk	93.8%	92.2%	90.5%	86.2%	90.6%	92.7%

Total Governance	88.7%	92.2%	91.2%	83.8%	89.0%	90.2%
Total Core Retention Rate	93.1%	92.2%	90.6%	85.9%	90.4%	92.4%

[1]The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. For the calculation of the Core Retention Rate the same methodology is used except the amount of cancellations in the quarter is reduced by the amount of product swaps.

Table 10: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
		Performance			Performance
In thousands		and Risk	Governance	Total	and Risk	Governance	Total
Net Income				$58,937			$43,966
Plus:	Provision for income taxes			24,614			24,273
Plus:	Other expense (income), net			6,976			12,740
Operating income		$86,699	$3,828	$90,527	$77,475	$3,504	$80,979
Plus:	Non-recurring stock-based compensation	-	-	-	522	60	582
Plus:	Depreciation and amortization of property,
	equipment and leasehold improvements	4,089	991	5,080	3,565	851	4,416
Plus:	Amortization of intangible assets	11,166	3,320	14,486	12,639	3,320	15,959
Plus:	Restructuring costs	-	-	-	(19)	(10)	(29)
Adjusted EBITDA		$101,954	$8,139	$110,093	$94,182	$7,725	$101,907

Table 11: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended
		March 31,	March 31,	December 31,
In thousands, except per share data		2013	2012	2012
Net Income		$58,937	$43,966	$54,452
Plus:	Non-recurring stock-based compensation	-	582	381
Plus:	Amortization of intangible assets	14,486	15,959	15,421
Plus:	Lease exit charge	-	-	469
Plus:	Restructuring costs	-	(29)	-
Less:	Income tax effect	(4,268)	(5,873)	(6,556)
Adjusted net income		$69,155	$54,605	$64,167

Diluted EPS		$0.48	$0.35	$0.44
Plus:	Non-recurring stock-based compensation	$-	$0.01	$-
Plus:	Amortization of intangible assets	$0.12	$0.13	$0.12
Plus:	Lease exit charge	$-	$-	$-
Plus:	Restructuring costs	$-	$-	$-
Less:	Income tax effect	$(0.03)	$(0.05)	$(0.04)
Adjusted EPS		$0.57	$0.44	$0.52

CONTACT:
MSCI Inc.
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
Media Inquiries:
MSCI, London
Jo Morgan, +44.20.7618.2224
or
MSCI, New York
Kristin Meza, +1-212-804-5330
or
MHP Communications, London
Sally Todd | Christian Pickel, + 44.20.3128.8100